                                                                    Exhibit 10.7

                               TERM LOAN AGREEMENT


                                 BY AND BETWEEN


                           NATIONSBANK OF TEXAS, N.A.
                                    "LENDER"

                                       AND

                      CANDLEWOOD WICHITA NORTHEAST, L.L.C.
                                   "BORROWER"


                                OCTOBER 15, 1996

                               TERM LOAN AGREEMENT

                                 BY AND BETWEEN

                           NATIONSBANK OF TEXAS, N.A.
                                       AND
                      CANDLEWOOD WICHITA NORTHEAST, L.L.C.


ARTICLE 1 - DEFINITIONS AND USE OF TERMS  . . . . . . . . . . . . . . . . .   1
         Section 1.1.     Certain Definitions . . . . . . . . . . . . . . .   1
         Section 1.2.     Number and Gender of Words  . . . . . . . . . . .   8
         Section 1.3.     Money . . . . . . . . . . . . . . . . . . . . . .   8
         Section 1.4.     Articles, Sections and Exhibits . . . . . . . . .   8

ARTICLE 2 - THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.1.     Commitment to Lend  . . . . . . . . . . . . . . .   9
         Section 2.2.     The Note  . . . . . . . . . . . . . . . . . . . .   9
         Section 2.3.     Funding . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.4.     Renewal Option. . . . . . . . . . . . . . . . . .   9
         Section 2.5.     Loan-To-Value Requirement.  . . . . . . . . . . .  10

ARTICLE 3 - GENERAL TERMS OF ADVANCE  . . . . . . . . . . . . . . . . . . .  10
         Section 3.1.     Conditions to Advance . . . . . . . . . . . . . .  10
         Section 3.2.     Use of Insurance and Condemnation Proceeds  . . .  10
         Section 3.3.     No Waiver . . . . . . . . . . . . . . . . . . . .  11
         Section 3.4.     Conditions Precedent for the Benefit of Lender  .  11
         Section 3.5.     Subordination . . . . . . . . . . . . . . . . . .  11

ARTICLE 4 - LEASING AND TENANT MATTERS  . . . . . . . . . . . . . . . . . .  11
         Section 4.1.     Approved Leases . . . . . . . . . . . . . . . . .  11
         Section 4.2.     Approved Lease Modifications  . . . . . . . . . .  11

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BORROWER  . . . . . . . . . .  11
         Section 5.1.     Financial Statements  . . . . . . . . . . . . . .  11
         Section 5.2.     Suits, Actions, Etc . . . . . . . . . . . . . . .  11
         Section 5.3.     Status of Borrower; Valid and Binding Obligation   12
         Section 5.4.     Title to the Property . . . . . . . . . . . . . .  12
         Section 5.5.     Disclosure  . . . . . . . . . . . . . . . . . . .  12
         Section 5.6.     System Compliance . . . . . . . . . . . . . . . .  12
         Section 5.7.     Submittals  . . . . . . . . . . . . . . . . . . .  12
         Section 5.8.     Utility and Access Availability . . . . . . . . .  12
         Section 5.9.     Taxes . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.10.    Plans . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.11.    Labor Controversies . . . . . . . . . . . . . . .  13
         Section 5.12.    Violations  . . . . . . . . . . . . . . . . . . .  13
         Section 5.13.    Environmental . . . . . . . . . . . . . . . . . .  13
         Section 5.14.    Compliance with Restrictions and Agreements . . .  13
         Section 5.15.    Other Lands . . . . . . . . . . . . . . . . . . .  14
         Section 5.16.    Development Rights  . . . . . . . . . . . . . . .  14
         Section 5.17.    Leases  . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.18.    Regulation U  . . . . . . . . . . . . . . . . . .  14
         Section 5.19.    ERISA . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.20.    Insider . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.21.    Principal Office, Etc . . . . . . . . . . . . . .  14
         Section 5.22.    Business Loan . . . . . . . . . . . . . . . . . .  14


                                       (i)

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         Section 5.23.  Not a Foreign Person  . . . . . . . . . . . . . . .  14
         Section 5.24.  Certain Approvals . . . . . . . . . . . . . . . . .  15
         Section 5.25.  Management Agreement  . . . . . . . . . . . . . . .  15
         Section 5.28.  Inducement to Lender  . . . . . . . . . . . . . . .  15

ARTICLE 6 - COVENANTS AND AGREEMENTS OF BORROWER  . . . . . . . . . . . . .  15
         Section 6.1.   Compliance with Governmental  Requirements  . . . .  15
         Section 6.2.   Contracts . . . . . . . . . . . . . . . . . . . . .  15
         Section 6.3.   Correction of Defects . . . . . . . . . . . . . . .  16
         Section 6.4.   Inspection of the Property  . . . . . . . . . . . .  16
         Section 6.5.   Insurance . . . . . . . . . . . . . . . . . . . . .  16
         Section 6.6.   Existence, Franchises and Permits . . . . . . . . .  16
         Section 6.7.   Notice to Lender  . . . . . . . . . . . . . . . . .  16
         Section 6.8.   Costs and Expenses  . . . . . . . . . . . . . . . .  17
         Section 6.9.   Further Assurances  . . . . . . . . . . . . . . . .  17
         Section 6.10.  Inspection of Books and Records . . . . . . . . . .  17
         Section 6.11.  No Liability of Lender  . . . . . . . . . . . . . .  17
         Section 6.12.  No Conditional Sale Contracts, Etc. . . . . . . . .  18
         Section 6.13.  Defense of Actions  . . . . . . . . . . . . . . . .  18
         Section 6.14.  Assignment of Permanent Commitment  . . . . . . . .  18
         Section 6.15.  Prohibition on Assignment of Borrower's Interest. .  18
         Section 6.16.  Payment of Claims . . . . . . . . . . . . . . . . .  18
         Section 6.17.  Restrictions and Annexation . . . . . . . . . . . .  18
         Section 6.18.  Current Financial Statements  . . . . . . . . . . .  18
         Section 6.19.  Tax Receipts  . . . . . . . . . . . . . . . . . . .  19
         Section 6.20.  Loan Participations . . . . . . . . . . . . . . . .  19
         Section 6.21.  Indemnification . . . . . . . . . . . . . . . . . .  19
         Section 6.22.  Disclaimer of Permanent Financing . . . . . . . . .  20
         Section 6.23.  Appraisals  . . . . . . . . . . . . . . . . . . . .  20
         Section 6.24.  Estoppel Certificate  . . . . . . . . . . . . . . .  20
         Section 6.25.  Vouchers  . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.26.  Security Deposits . . . . . . . . . . . . . . . . .  20
         Section 6.27.  Environmental . . . . . . . . . . . . . . . . . . .  20
         Section 6.28.  Maintenance of the Property . . . . . . . . . . . .  21
         Section 6.29.  Management Agreement  . . . . . . . . . . . . . . .  21
         Section 6.30.  Operating Deficit Reserve Account . . . . . . . . .  21
         Section 6.31.  Reserve Account.  . . . . . . . . . . . . . . . . .  22
         Section 6.32.  Reservation System  . . . . . . . . . . . . . . . .  22

ARTICLE 7 - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.1.   Events of Default . . . . . . . . . . . . . . . . .  23
                 (a)    Failure to Pay Indebtedness . . . . . . . . . . . .  23
                 (b)    Nonperformance of Covenants . . . . . . . . . . . .  23
                 (c)    Representations . . . . . . . . . . . . . . . . . .  23
                 (d)    Injunction  . . . . . . . . . . . . . . . . . . . .  23
                 (e)    Bankruptcy or Insolvency  . . . . . . . . . . . . .  23
                 (f)    Transfer of the Property  . . . . . . . . . . . . .  24
                 (g)    Transfer or Encumbrance of Ownership of Borrower. .  24
                 (h)    Grant of Easement, Etc  . . . . . . . . . . . . . .  24
                 (i)    Default Under Other Lien  . . . . . . . . . . . . .  24
                 (j)    Destruction . . . . . . . . . . . . . . . . . . . .  24
                 (k)    Condemnation  . . . . . . . . . . . . . . . . . . .  24
                 (l)    Liquidation, Etc  . . . . . . . . . . . . . . . . .  25
                 (m)    Material Adverse Change . . . . . . . . . . . . . .  25
                 (n)    Enforceability; Priority  . . . . . . . . . . . . .  25
                 (o)    Other Loan Documents  . . . . . . . . . . . . . . .  25
                 (p)    Abandonment . . . . . . . . . . . . . . . . . . . .  25
                 (q)    Encumbrance of the Property . . . . . . . . . . . .  25
         Section 7.2.   Notice and Cure . . . . . . . . . . . . . . . . . .  25


                                      (ii)

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ARTICLE 8 - RIGHTS AND REMEDIES OF LENDER . . . . . . . . . . . . . . . . .  26
         Section 8.1.     Certain Remedies  . . . . . . . . . . . . . . . .  26
         Section 8.2.     Other Rights, etc . . . . . . . . . . . . . . . .  26
         Section 8.3.     Performance by Lender on Borrower's Behalf  . . .  26
         Section 8.4.     Remedies Cumulative . . . . . . . . . . . . . . .  26

ARTICLE 9 - GENERAL TERMS AND CONDITIONS  . . . . . . . . . . . . . . . . .  27
         Section 9.1.     Loan Documents  . . . . . . . . . . . . . . . . .  27
         Section 9.2.     Conditions for the Benefit of Lender  . . . . . .  27
         Section 9.3.     Borrower in Control . . . . . . . . . . . . . . .  27
         Section 9.4.     Waiver by Lender  . . . . . . . . . . . . . . . .  27
         Section 9.5.     Acts Not Constituting Waiver by Lender  . . . . .  28
         Section 9.6.     Place of Payment; Forum . . . . . . . . . . . . .  28
         Section 9.7.     Compliance with Usury Laws  . . . . . . . . . . .  28
         Section 9.8.     Notices . . . . . . . . . . . . . . . . . . . . .  29
         Section 9.9.     Invalidity of Certain Provisions  . . . . . . . .  29
         Section 9.10.    Lender's Consent  . . . . . . . . . . . . . . . .  29
         Section 9.11.    Execution; Counterparts . . . . . . . . . . . . .  29
         Section 9.12.    Successors and Assigns  . . . . . . . . . . . . .  29
         Section 9.13.    Modification or Termination . . . . . . . . . . .  29
         Section 9.14.    No Partnership, etc . . . . . . . . . . . . . . .  29
         Section 9.15.    Time of Essence . . . . . . . . . . . . . . . . .  30
         Section 9.16.    Applicable Law  . . . . . . . . . . . . . . . . .  30
         Section 9.17.    Capital Requirements and Yield Maintenance  . . .  30
         Section 9.18.    Arbitration.  . . . . . . . . . . . . . . . . . .  30
         Section 9.19.    Loan Agreement Governs  . . . . . . . . . . . . .  31
         Section 9.20.    Payments Set Aside  . . . . . . . . . . . . . . .  31
         Section 9.21.    Disclaimer of Financing . . . . . . . . . . . . .  31
         Section 9.22.    Evidence of Satisfaction  . . . . . . . . . . . .  31
         Section 9.23.    Jointly Drafted . . . . . . . . . . . . . . . . .  31
         Section 9.24.    Entire Agreement  . . . . . . . . . . . . . . . .  32

                                    EXHIBITS

                          EXHIBIT "A"      -       Legal Description of Land
                          EXHIBIT "B"      -       Conditions to Advance
                          EXHIBIT "C"      -       Certified Budget
                          EXHIBIT "D"      -       Various Requirements










                                      (iii)

                               TERM LOAN AGREEMENT



         THIS TERM LOAN AGREEMENT, dated October 15, 1996, is made by and between NationsBank of Texas, N.A., a national banking association ("Lender"), and Candlewood Wichita Northeast, L.L.C., a Kansas limited liability company ("Borrower"), in respect of a loan in the principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


                    ARTICLE 1 - DEFINITIONS AND USE OF TERMS

         Section 1.1. Certain Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings assigned to them.

         "Advance" means the advance of the proceeds of the Loan on the Closing Date made by Lender to Borrower pursuant to the terms and conditions of this Agreement.

         "Affiliate" of any person means any person which, directly or indirectly, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled person, or (b) to direct or cause the direction of the management and policies of the controlled person, whether through the ownership of voting shares or by contract or otherwise.

         "Agreement" means this Loan Agreement, as from time to time amended or supplemented.

         "Amortization Date" means June 1, 1997.

         "Approved Lease" means any tenant lease of space in the Improvements approved by Lender under Section 4.1.

         "Borrower" means Candlewood Wichita Northeast, L.L.C., a Kansas limited liability company.

         "Business Day" means (a) for all purposes other than as covered by clause (b) of this definition, any day of the week, other than Saturday, Sunday or other day on which national banks in Dallas, Texas, are authorized or required to be closed, or Lender is required or authorized by law or executive order to close, and (b) with respect to all requests, notices and determinations in connection with LIBOR Rate Portions (as defined in the Note), a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

         "Candlewood" has the meaning set forth in the definition of "Guarantor" contained in this Section 1.1.

         "Candlewood, Inc." has the meaning set forth in the definition of "Guarantor" contained in this Section 1.1.

         "Closing Date" means the date of this Agreement.

         "Commitment Fee" means the $30,000 nonrefundable Commitment Fee, to be paid to Lender in consideration of the commitment of Lender to make the proceeds of the Loan available to Borrower from time to time during the term of, and as provided in, this Agreement. Borrower and Lender acknowledge and agree that the Commitment Fee is a bona fide commitment fee and is intended as reasonable compensation to Lender for committing to make funds available to Borrower as described herein and for no other purpose.

TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                        Page 1

         "Current Date" means a date within thirty (30) days prior to the Closing Date.

         "Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws, domestic or foreign, including but not limited to those in Title 11 of the United States Code, affecting the rights or remedies of creditors generally, as in effect from time to time.

         "Default" has the meaning set forth in Article 7, whether or not used herein with its initial letter capitalized.

         "Development Documents" means, collectively, all plats, instruments granting, creating or otherwise containing restrictive covenants, easements or similar encumbrances and all other documents, instruments and agreements recorded in the real property records in the county in which the Land is located.

         "Doubletree Agreement" means a written agreement with Doubletree Corporation, ("Doubletree"), whereby Doubletree has agreed to provide the reservation system for the operation of the Property, which agreement is subject to Lender's prior approval.

         "Englewood" has the meaning set forth in the definition of "Guarantor" contained in this Section 1.1.

         "Englewood Hard Costs" means Hard Costs for the construction of the improvements on the Englewood Property as defined in the Construction Loan Agreement which evidences the Englewood Loan.

         "Englewood Loan" means the $4,029,500.00 loan by Lender to Englewood for the construction of improvements on the Englewood Property which loan is to be evidenced by a Construction Loan Agreement (the "Englewood Loan Agreement") in form and substance satisfactory to Lender.

         "Englewood Loan Agreement" has the meaning as set forth in the definition of Englewood Loan contained in this Section 1.1.

         "Englewood Property" means the land, together with all improvements to be constructed thereon with the proceeds of the Englewood Loan, which is located in Englewood, Colorado, which is owned by Englewood and which is to secure the Englewood Loan, the Omaha Loan and this Loan.

         "Environmental Claim" means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Borrower or against or with respect to the Property or any condition, use or activity on the Property, whether past or present (including any such action against Lender), and any claim at any time threatened or made by any person against Borrower or against or with respect to the Property or any condition, use or activity on the Property (including any such claim against Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

         "Environmental Damages" means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date, caused by or related to any Hazardous Material or the violation of any Environmental Requirement, and regardless of whether any of the foregoing was caused by Borrower or Borrower's tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party, including but not limited to (a) injury or damage to any person, property or natural resource occurring on or off of the Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (b) the investigation









TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 2
or remediation of any such Hazardous Material or violation of Environmental Requirement; (c) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (d) the settlement of any claim or judgment.

         "Environmental Requirement" means any agreement or restriction pertaining to any Hazardous Material or the environment or any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

         "Extended Maturity Date" means April 15, 2000.

         "Financial Statements" means such balance sheets (including disclosure of all contingent liabilities), profit and loss statements, reconciliations of capital and surplus, changes in financial condition, schedules of sources and uses of funds, statements of cash flow, operating statements with respect to the Property, pro forma schedules of sources and uses of funds for ensuing twelve-month periods, and other financial information of Borrower and each Guarantor as shall be required by Lender, from time to time, or as required under any Loan Document, which statements shall be certified as true and correct in all material respects by the party submitting such statements or, if required under any Loan Document or if reasonably required by Lender, including, without limitation, as a result of a request made by an auditor or examiner in connection with an audit or examination of Lender (but not more than once in each year), such statements of Borrower (if Borrower owns any assets other than the Property) and each Guarantor shall be audited and/or certified by an independent certified public accountant.

         "Financing Statements" means the financing statements perfecting the security interests securing the Loan, to be filed with the appropriate offices for the perfection of a security interest in any of the Property.

         "Future Borrower" means any Person whether now existing or hereafter organized which is a wholly owned subsidiary of Candlewood, Inc. formed for the purpose of constructing and operating an extended stay hotel comparable to the Project.

         "Future Loan" means any loan by Lender to a Future Borrower for the construction of an extended-stay hotel; provided, that, nothing herein is intended to, nor shall it, obligate Lender to provide a commitment for, or agree to fund, any such Future Loan.

         "Governmental Authority" means the United States of America, the state, the county, the city, or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having or exercising jurisdiction over Borrower, any Guarantor or the Property, including, without limitation, any of the foregoing whose consent or approval is required as a prerequisite to the operation and occupancy of the Improvements or the Project or to the performance of any act or obligation or the observance of any agreement, provision or condition contained in this Agreement.

         "Governmental Requirements" means all laws, ordinances, codes, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, any Guarantor, or the Property.

         "Guarantor" means, collectively, Candlewood Hotel Company, Inc., a Delaware corporation ("Candlewood, Inc."), Candlewood Hotel Company, L.L.C., a Delaware limited liability company ("Candlewood"), Candlewood Omaha, L.L.C., a Delaware limited liability









TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 3
company ("Omaha"), Candlewood Englewood, L.L.C., a Delaware limited liability company ("Englewood"), and any other person now or hereafter liable for payment of any Indebtedness or performance of any obligations of Borrower under the Loan Documents, whether one or more, and if more than one, each one individually.

         "Guaranty" means a continuing guaranty (whether one or more) of payment of the Loan principal, interest and expenses under and pursuant to the Loan Documents (subject to any limitations or reductions in liability therein contained), executed by each Guarantor in favor of Lender, as it may from time to time be renewed, extended, amended or restated.

         "Hazardous Material" means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste", or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.

         "Improvements" means the improvements which were constructed on the Land as described in the Plans and the Development Documents submitted to and approved by Lender, which include an extended stay hotel which has been constructed on approximately 3.109 acres of land located at K-96 and Webb Road in Northeast Wichita, Sedgwick County, Kansas, and consisting of 107 units averaging 338 square feet each. The Project includes approximately 107 parking spaces, but in no event less than the number required under applicable law.

         "Indebtedness" means any and all of the indebtedness to Lender evidenced, governed or secured by or arising under the Note, the Mortgage, this Agreement, or any other Loan Document.

         "Indemnified Matters" means:

         (a) any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts, and of the investigation and defense of any claim, whether or not such claim is ultimately defeated, and the settlement of any claim or judgment including all value paid or given in settlement) of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by Lender or any other Indemnified Party at any time and from time to time, whenever imposed, asserted or incurred, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with (i) the Project or the Property and occurring or arising at any time on or before the Release Date or
(ii) this Agreement or any other Loan Document, including, without limitation,
(1) disbursement of the Loan proceeds, (2) the condition of the Property, (3) any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever at any time on or before the Release Date, (4) any act performed or omitted to be performed hereunder or under any other Loan Document, (5) any Default or Potential Default, and (6) any claim under or with respect to any lease; and

(b) to the extent not covered in clause (a) immediately above, Environmental Damages.

         "Indemnified Party" has the meaning set forth in Section 6.21.

         "Initial Appraisal" means an appraisal of the Property prepared at Borrower's expense, to be received by Lender prior to the Closing Date. Such appraisal shall (a) be prepared by a third-party appraiser satisfactory to Lender, (b) indicate a fair market value of the Property upon stabilization of at least $4,285,715.00, as approved by Lender and (c) be otherwise satisfactory to Lender.

         "Insurance Policies" means:



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 4

         (a) All-risk insurance as determined by Lender, in the amount of at least one hundred percent (100%) of the replacement cost of such Improvements or in such additional amounts as Lender may reasonably require, providing all-risk coverage on the Improvements, and including the perils of collapse, damage resulting from error in design or faulty workmanship or materials, water damage, to include business interruption (covering loss of income by reason of any hazard covered under such insurance, covering loss from use of the Property due to loss or damage to insured property on-site, off-site or in transit, in an amount sufficient to avoid any coinsurance penalty but in any event an amount equal to the sum of the following for a period of not less than six (6) months from the date business is first interrupted: (i) required installments of principal (if any) and interest on the Loan (assuming an annual Loan interest rate equal to 9.0%), (ii) real estate taxes, special assessments and utility charges for the Property, and
         (iii) premiums for all required insurance, whether payable by Borrower hereunder or by Borrower and tenants under any lease of the Property), and, if requested by Lender, to include the perils of flood, earthquake, boiler/machinery coverage and other risks;

         (b) Comprehensive General Liability Insurance for owners and contractors, including blanket contractual liability, products and completed operations, personal injury (including employees), independent contractors, explosion, collapse and underground hazards for not less than Two Million Dollars ($2,000,000), together with umbrella coverage for not less than Ten Million Dollars ($10,000,000), arising out of any one occurrence or in any increased amount reasonably required by Lender; and

         (c) Such other insurance as is required by the Mortgage or as Lender may otherwise require.

         All Insurance Policies shall be "occurrence" based policies, issued on forms and by companies satisfactory to Lender and shall be delivered to Lender at the following address: NationsBank Plaza, 901 Main Street, 51st Floor, Dallas, Texas 75202, Attn: Real Estate Loan Administration. All-risk Insurance Policies shall have a standard mortgagee clause (without contribution) satisfactory to Lender. Comprehensive General Liability, Comprehensive Automobile Liability and Workers' Compensation coverages shall have a provision giving Lender thirty (30) days' prior notice of cancellation or material change of the coverage.

         "IRC" has the meaning set forth in Section 5.23.

         "JAMS" has the meaning set forth in Section 9.18.

         "Land" means the real estate described in Exhibit "A".

         "Lender" means NationsBank of Texas, N.A., a national banking association, and its successors and assigns, in whole or in part.

         "Loan" means the loan by Lender to Borrower, in the maximum amount set forth in the first paragraph of this Agreement.

         "Loan Documents" means this Agreement, the Mortgage, the Note, the Security Agreement, the Guaranty, the Financing Statements, and such other documents evidencing, securing or pertaining to the Loan, the Omaha Loan or the Englewood Loan as shall, from time to time, be executed and delivered by Borrower, any Guarantor, or any other party to Lender pursuant to this Agreement, and any future modifications, amendments, restatements or supplements to any of the foregoing.

         "Management Agreement" means that certain Management Agreement dated November 20, 1995, by and between Borrower and Manager, which Management Agreement is subject to Lender's prior approval and which shall provide for termination by Borrower or its assigns without cause upon not more than thirty
(30) days notice.

         "Manager" means Candlewood.



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 5

         "Material Adverse Effect" means an effect resulting from any circumstance or event of whatever nature (including but not limited to the filing of, or any adverse determination or development in, any litigation, arbitration or governmental investigation or proceeding) which (a) could have any adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) in the reasonable judgment of Lender is considered to be material and adverse to the Property or the financial condition of Borrower or any Guarantor and could impair the ability of Borrower or any Guarantor to fulfill any material obligation under the Loan Documents, or (c) causes a default or any event which, with notice or lapse of time, or both, could become a default.

         "Maturity Date" means either (a) the Original Maturity Date, or (b) the Extended Maturity Date, if the Renewal Option has been exercised.

         "Mortgage" means the Mortgage, Assignment, Security Agreement and Financing Statement of even date herewith, executed by Borrower in favor of Lender, securing the payment of the Indebtedness, the Omaha Loan, the Englewood Loan and the payment and performance of all obligations specified in the Mortgage, the Security Agreement, this Agreement and the other Loan Documents, and evidencing a valid and enforceable first priority lien, security interest and assignment of rents and proceeds covering the Property, as it may from time to time be renewed, extended, amended or supplemented.

         "Net Insurance or Condemnation Proceeds" has the meaning set forth in
Section 3.2.

         "Note" means the Promissory Note of even date herewith made by Borrower payable to the order of Lender in the principal amount of and evidencing the Loan, and all renewals, amendments and replacements thereof.

         "Omaha" has the meaning set forth in the definition of Guarantor contained in this Section 1.1.

         "Omaha Hard Costs" means Hard Costs for the construction of the Improvements on the Omaha Property as is defined in the Construction Loan Agreement which evidences the Omaha Loan.

         "Omaha Loan" means the $4,075,000.00 loan by Lender to Omaha for the construction of improvements on the Omaha Property which loan is to be evidenced by a Construction Loan Agreement (the "Omaha Loan Agreement") in form and substance satisfactory to Lender.

         "Omaha Loan Agreement" has the meaning as set forth in the definition of Omaha Loan contained in this Section 1.1.

         "Omaha Property" means the land, together with all improvements to be constructed thereon with the proceeds of the Omaha Loan, which is located in Omaha, Nebraska, which is owned by Omaha and which is to secure the Omaha Loan, the Englewood Loan and this Loan.

         "Operating Deficit" means the difference between (a) the revenue generated from the applicable property from whatever source during a defined period minus (b) the actual expenses incurred in connection with such property during such period, including, without limitation, payments of principal and interest under either this Loan, the Omaha Loan, the Englewood Loan, or any Future Loan, as applicable, if such difference is a negative number.

         "Operating Deficit Reserve Account" means a joint demand deposit account with Lender in the name of Borrower, Omaha and Englewood and, if applicable, any Future Borrower into which the amounts indicated in Section 6.30 are to be deposited.

         "Original Maturity Date" means April 15, 1999.

         "Permanent Commitment" has the meaning set forth in Section 6.14.

         "Plans" means the final plans and specifications submitted to and approved by Lender related to the construction of the Improvements.












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



         "Potential Default" means any event or circumstance of which Borrower has been notified by Lender and which event or circumstance shall constitute a default if not cured pursuant to Section 7.1(b), whether or not used with its initial letters capitalized.

         "Prime Rate" means the variable rate of interest established from time to time by Lender, or its successors, as its "prime rate" of interest, which rate is not necessarily the lowest or best rate of interest that Lender charges to any customer or a favored rate, each change in the Lender's Prime Rate to become effective without notice to Borrower on the effective date of each such change.

         "Project" means the acquisition of the Land and the operation of the Improvements.

         "Project NOI" means (a) the actual cash income derived from the Property, which amount shall be adjusted, if necessary, to reflect a thirty percent (30%) vacancy and collection loss if the actual vacancy and collection loss for the Project is less than thirty percent (30%) (room rental income plus ancillary income but excluding income other than rental income in excess of one percent (1%) of gross room rental receipts, security deposits, and other charges deemed by Lender to be of a non-recurring nature)(hereinafter "Actual Income") less (b) the greater of (x) $7,100 per room (on an annual basis) or (y) the actual cash operating expenses relating to the Property, other than payments of principal and interest hereunder. The cash operating expenses will be adjusted to include (i) a management fee of not less than 5% of gross room rental income,
(ii) appropriate accruals for one time annual operating expenses such as property taxes and insurance, (iii) reserves equal to the greater of (A) four percent (4%) of gross rental income or (B) $500 per room (on an annual basis) for customary repairs and replacements relating to ordinary wear and tear such as carpeting, painting and equipment replacement, and (iv) the costs related to a national marketing and reservation system fee of not less than four percent (4%) of gross rental income.

         "Property" means the Land, the Improvements and all other property constituting the "Mortgaged Property," as defined in the Mortgage, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

         "Reduction Rate" means an interest rate per annum equal to the greatest of (a) 9.0%, (b) 3.25% plus the rate of interest per annum (as of the date of determination) on U.S. Treasury Notes having a maturity of seven (7) years as shown in the seven-year listing in the "this week" column under the heading "Treasury Constant Maturities" of the Federal Reserve statistical release Form
H.15 or, if such published rate of interest is not available for any reason at least ten (10) Business Days prior to the date of determination, such other comparable rate of interest determined by Lender, in its reasonable discretion, or (c) the Prime Rate on the day which is ten (10) Business Days prior to the Original Maturity Date plus one-half of one percent (0.5%).

         "Release Date" means the earlier of: (a) the date on which the Indebtedness has been paid in full and the Mortgage has been released, or (b) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective, and possession of the Property has been given to the purchaser or grantee free of occupancy and claims to occupancy by Borrower and Borrower's heirs, devisees, representatives, successors and assigns (other than tenants); provided, that if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is rejected, dismissed or withdrawn with prejudice.

         "Renewal Option" has the meaning set forth in Section 2.4.

         "Reserve Account" means a demand deposit account with Lender in the name of Borrower into which the amounts indicated in Section 6.31 are to be deposited.

         "Required Debt Service Coverage" means, at the time of determination, that for a period of twelve (12) consecutive calendar months preceding the Original Maturity Date, the annualized Project NOI, as verified by Lender, is not less than 150% of (i) the annual payments of principal and interest which would be required if the Loan were amortized in level payments of principal and interest over twenty-five (25) years at the Reduction Rate, and (ii) the actual payments of




TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 7
principal and interest paid under the Loan for the twelve (12) month period immediately preceding the Original Maturity Date.

         "Security Agreement" means the Security Agreement of even date herewith executed by Borrower in favor of Lender, securing the payment of the Indebtedness and the payment and performance of all obligations specified in the Security Agreement, the Mortgage, this Agreement, and the other Loan Documents, and evidencing a valid and enforceable first priority lien and security interest covering the collateral described therein, as it may from time to time be renewed, extended, amended or supplemented.

         "Special Rules" has the meaning set forth in Section 9.18.

         "Survey" means a current certified "as-built" survey of the Property satisfying the requirements set forth in Exhibit "D".

         "Title Company" means The Security Abstract & Title Company, Inc., acting as agent for Title Insurer.

         "Title Insurance" means one or more title insurance commitments and policies, as Lender may require, issued by Title Insurer in the maximum amount of the Loan, insuring or committing to insure that the Mortgage constitutes a valid lien covering the Land and all improvements thereon having the priority required by Lender and subject only to those exceptions and encumbrances which Lender may approve in writing, together with such endorsements as Lender may require.

         "Title Insurer" means Chicago Title Insurance Company.

         "UCC" means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the rights of Lender under the Loan Documents.

         "Upfront Equity" means the sum of $1,184,339.00, which amount represents funds to be advanced by persons other than Lender, for the purposes of acquisition of the Land and construction of the Improvements, the funding of which is a condition to the Advance.

         Section 1.2. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Reference herein to Borrower or to any Guarantor shall mean, jointly and severally, each person comprising same. Words used herein importing persons shall include firms, associations, partnerships (including limited partnerships), joint ventures, trusts, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

         Section 1.3. Money. Unless stipulated otherwise, all references herein or in any of the Loan Documents to "Dollars," "$," "money," "payments" or other similar financial or monetary terms are references to lawful money of the United States of America.

         Section 1.4. Articles, Sections and Exhibits. All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Agreement. All references herein to an "Exhibit," "Annex" or "Schedule" are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto which is to be executed and delivered contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof. The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.






TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 8

                              ARTICLE 2 - THE LOAN

         Section 2.1. Commitment to Lend. Subject to and upon the terms, covenants and conditions of this Agreement, Lender will make the Loan in one Advance on the Closing Date to Borrower in accordance with this Agreement in an aggregate amount not to exceed the principal face amount of the Note. Lender's commitment to make the Advance hereunder (a) shall expire and terminate automatically on the Original Maturity Date; (b) may be terminated by Lender by notice to Borrower if all conditions to the Advance have not been satisfied on or before the thirtieth (30th) day after the Closing Date; and (c) shall automatically terminate if the Note is prepaid in full. The Loan is not revolving and an amount repaid may not be reborrowed.

         Section 2.2. The Note. The Loan is and shall be evidenced by the Note. Interest on the Loan, at the rate or rates specified in the Note, shall be computed on the unpaid principal balance which exists from time to time. The outstanding principal balance of the Note shall be due and payable in monthly installments as provided in the Note commencing on the Amortization Date, and continuing on the first day of each successive month thereafter, until the Maturity Date, when any remaining outstanding principal balance of the Loan, together with all accrued and unpaid interest, shall be due and payable in full. The unpaid amount of the Loan as set forth on the books and records of the holder of the Note maintained in the ordinary course of its business shall be presumptive evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount on the books and records shall not limit or affect the obligations of Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due.

         Section 2.3. Funding. The Advance shall be funded by Lender into a special account established by Borrower with Lender.

         Section 2.4. Renewal Option. Borrower shall have the option to extend the maturity of the Loan (the "Renewal Option") from the Original Maturity Date to the Extended Maturity Date. The Renewal Option is exercisable only as provided below and subject to satisfaction of the following conditions:

                 (a) Lender shall have received written notice of the exercise of the Renewal Option at least thirty (30) days, but not more than ninety (90) days, prior to the Original Maturity Date;

                 (b) At the time of such written notice from Borrower and at the commencement of each such extension, (i) the maturity of the Loan has not been accelerated and there is under the Loan Documents no Default or potential default which has occurred and is continuing, (ii) no Material Adverse Effect has occurred, (iii) none of Borrower nor any Guarantor shall be party to any litigation against Lender or any Affiliate of Lender and (iv) Lender shall be reasonably satisfied with the financial condition of Borrower and each Guarantor;

                 (c) The outstanding principal balance of, and all other amounts owed with respect to, the Loan, including, without limitation, any amounts which have been expended by Lender pursuant to Section 8.3 or any other similar provision of any Loan Document which has not been repaid by Borrower shall not exceed 70% of the then appraised value of the Property as determined pursuant to an appraisal in form acceptable to Lender and prepared by a third party appraiser selected by Lender;

                 (d) Prior to the commencement of such extension, (i) Borrower shall pay to Lender a fee in an amount equal to one-fourth of one percent (.25%) of the then outstanding balance of the Loan, and all costs and expenses incurred by Lender in connection therewith, including without limitation the fees of Lender's counsel, (ii) if requested by Lender, Borrower and each Guarantor shall execute, deliver and record a renewal, extension and modification agreement containing terms and provisions consistent with this Section 2.4 and satisfactory to Lender in form, substance and content, and (iii) if requested by Lender, Borrower shall cause to be delivered to Lender at Borrower's expense any endorsements to the Title Insurance





TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 9
requested by Lender insuring the continuing first priority of the Mortgage subject only to such exceptions as Lender has approved in writing; and

                 (e) Prior to such extension, (i) the Project shall have achieved at a minimum the Required Debt Service Coverage for the twelve-month period ending on the Original Maturity Date, or (ii) the outstanding principal balance of, and all other amounts owed with respect to, the Loan including, without limitation, any amounts which have been expended by Lender pursuant to
Section 8.3 or any other similar provision of any Loan Document which has not been repaid by Borrower, shall be reduced to an amount which would permit the Project to have achieved the Required Debt Service Coverage if such reduction had been made at the commencement of the twelve-month period; and

                 (f) Such extension shall be governed by the same terms, covenants and conditions contained in the Loan Documents which remain in effect, including but not limited to monthly principal amortization pursuant to Section
2.2 and monthly payments of accrued interest, with the unpaid principal due and payable in full at the Extended Maturity Date.

         Section 2.5. Loan-To-Value Requirement. In the event that at any time during the term of the Loan the then outstanding principal amount of the Loan is more than 70% of the value of the Property, as indicated in any appraisal of the Property performed pursuant to Section 6.23, Borrower shall within fifteen (15) Business Days after the written request of Lender cause such then outstanding principal amount, to be less than or equal to 70% of such value by effectuating one or a combination of the following actions: (i) reducing the outstanding principal amount of the Loan; or (ii) granting to Lender a lien and/or security interest in additional collateral acceptable to Lender and of sufficient value, in Lender's sole discretion, the grant of such additional collateral to be evidenced by such documents, instruments and agreements as Lender shall require in its sole discretion (each of which documents, instruments and agreements shall be acceptable to Lender and shall constitute a "Loan Document", as that term is used and defined in this Agreement).


                      ARTICLE 3 - GENERAL TERMS OF ADVANCE

         Section 3.1. Conditions to Advance. As conditions precedent to the Advance hereunder: (a) there shall then exist no default nor shall there have occurred any event which with the giving of notice or the lapse of time, or both, could become a default; (b) the representations and warranties made in the Loan Documents shall be true and correct on and as of the date of such Advance, with the same effect as if made on that date; and (c) Borrower must satisfy the conditions required hereby and execute and deliver to, procure for and deposit with, and pay to Lender and, if appropriate, record in the proper records with all filing and recording fees paid, the documents, certificates, agreements and other items listed in Exhibit "B" that are noted by "(X)", together with such other documents, certificates, agreements and other items as Lender may reasonably require. Except as otherwise specifically provided in Exhibit "B" or elsewhere herein or agreed in writing by Lender, all such documents, certificates, agreements and other items shall bear a Current Date.

         Section 3.2. Use of Insurance and Condemnation Proceeds. In the event that the Improvements, or any portion thereof, are ever demolished, destroyed or damaged by fire or other casualty, or in the event that all or any portion of the Property is ever taken by an action in eminent domain or sold in lieu thereof, or in the event that any Property is ever damaged by public works or construction on or near the Property, then Borrower shall promptly give Lender written notice of such destruction, taking, sale or damage, and Lender shall be entitled at its election either to cause such proceeds to be applied against the Loan or to require Borrower to repair and restore the Improvements. In the event that Lender elects to require Borrower to repair and restore the Improvements, any amounts that may become payable or awarded to Borrower with respect thereto, less reasonable expenses incurred in collecting such sums (referred to herein as "Net Insurance or Condemnation Proceeds") shall be delivered to Lender, to be applied to such repair, rebuilding or restoration in accordance with the plans and specifications therefor approved by Lender, such amounts to be disbursed as determined by Lender in its sole and absolute discretion. Net Insurance or Condemnation Proceeds held by Lender after the payment of all costs and expenses incurred in repairing, rebuilding and restoring




TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 10
the Property in accordance with this Section 3.2 shall be applied to the reduction of the Indebtedness in such order and manner as Lender shall determine.

         In the event that the Net Insurance or Condemnation Proceeds are not applied to the repair, rebuilding or restoration of the Property pursuant to the provisions of this Section 3.2, then such Net Insurance or Condemnation Proceeds shall be applied to the reduction of the Indebtedness in such order and manner as Lender shall determine and, to the extent that any portion of the Indebtedness then remains unpaid, Lender may, at its option, declare the outstanding Indebtedness to be immediately due and payable.

         Section 3.3. No Waiver. The Advance shall not constitute an approval or acceptance by Lender of any construction work or a waiver of any condition precedent to the obligation of Lender to make the Advance or preclude Lender from thereafter declaring the failure of Borrower to satisfy such condition precedent to be a default. No waiver by Lender of any condition precedent to the Advance shall preclude Lender from thereafter declaring the failure of Borrower to satisfy such condition precedent to be a default hereunder, unless the written waiver by Lender of any such condition precedent specifically provides otherwise.

         Section 3.4. Conditions Precedent for the Benefit of Lender. All conditions precedent to the obligation of Lender to make the Advance are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lender will refuse to make the Advance in the absence of strict compliance with such conditions precedent. Any requirement of this Agreement may be waived, in whole or in part, in a specific written waiver intended for that purpose and signed by Lender. Any requirement herein of submission of evidence of the existence or nonexistence of a fact means that the fact shall exist or not exist, as the case may be, and without waiving any condition or any obligation of Borrower, Lender may at all times independently establish to its satisfaction such existence or nonexistence.

         Section 3.5. Subordination. Lender shall not be obligated to make, nor shall Borrower be entitled to, the Advance until such time as Lender shall have received final lien waivers, to the extent requested by Lender, from all persons who furnished labor, materials or services for the design or construction of the Improvements.


                     ARTICLE 4 - LEASING AND TENANT MATTERS

         Section 4.1. Approved Leases. In the event there exists leasable space in the Improvements, Borrower shall lease such space only pursuant to a lease that is approved by Lender from time to time (an "Approved Lease").

         Section 4.2. Approved Lease Modifications. Borrower shall not modify or amend any Approved Lease without the prior written consent of Lender, which Lender may grant or withhold in its sole discretion.


             ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BORROWER

         To induce Lender to make the Loan, Borrower hereby represents and warrants as follows:

         Section 5.1. Financial Statements. The Financial Statements are true, correct, and complete in all material respects as of the dates specified therein and fully and accurately present, in all material respects, the financial condition of Borrower and of each Guarantor as of the dates specified. No Material Adverse Effect has occurred in the financial condition of Borrower or any Guarantor since the dates of the most recent Financial Statements, nor, except as heretofore disclosed in writing to Lender, has Borrower or any Guarantor incurred any material liability, direct or indirect, fixed or contingent. Borrower and each Guarantor are solvent after giving effect to all borrowings contemplated in this Agreement.

         Section 5.2. Suits, Actions, Etc. There are no actions, suits, investigations or proceedings pending or to the knowledge of Borrower threatened in any court or before or by


TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 11
any Governmental Authority against or affecting the Property, or involving the validity, enforceability, or priority of any of the Loan Documents, at law or in equity nor, except as heretofore disclosed in writing to Lender, any such action, suit, investigation or proceeding which would result in a Material Adverse Effect. The consummation of the transactions contemplated hereby, and the performance of any of the terms and conditions hereof and of the other Loan Documents, will not cause Borrower or any Guarantor to be in violation of or in default with respect to any Governmental Requirement, or result in a breach of, or constitute a default (or provide cause for acceleration of indebtedness) under any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement, or other agreement or restriction to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound or affected. Neither Borrower nor any Guarantor is in default under the terms of any order of any court or any requirement of any Governmental Authority or under the terms of any material indebtedness or obligation.

         Section 5.3. Status of Borrower; Valid and Binding Obligation. If Borrower is a corporation, partnership or other legal entity, Borrower is and shall until the Indebtedness is fully paid continue to be (a) duly organized and validly existing and in good standing under the laws of the state of its organization, and in good standing under Texas law; (b) in compliance with all conditions prerequisite to its lawfully doing business in Texas; and (c) possessed of all power and authority necessary to own the Property, to construct and operate the Improvements, to enter into and perform Borrower's obligations under the Loan Documents and to make the borrowings contemplated hereby. All of the Loan Documents, and all other documents referred to herein to which Borrower or any Guarantor is a party, upon execution and delivery will constitute valid and binding obligations of Borrower or any Guarantor, as the case may be, enforceable in accordance with their terms except as the enforcement thereof may be limited by Debtor Relief Laws.

         Section 5.4. Title to the Property. Borrower holds full legal and equitable title to the Property in fee simple absolute, subject only to the Permitted Encumbrances specified in the Mortgage.

         Section 5.5. Disclosure. There is no material fact (excluding conditions of the economy or the real estate industry in general) of which Borrower has knowledge and that Borrower has not disclosed to Lender in writing that could materially adversely affect the Property or the property, business or financial condition of Borrower or any Guarantor.

         Section 5.6. System Compliance. To the best of Borrower's knowledge, after due investigation, the storm and sanitary sewer system, water system, all mechanical systems of the Property and other parts of the Improvements do (or when constructed will) comply with all applicable environmental, pollution control and ecological laws, ordinances, rules and regulations, and all Governmental Authorities having jurisdiction of the Property have issued (or if not issued are subject to being issued with only payment of the applicable fees being required) all permits, licenses or other authorizations for the construction, occupancy, operation, and use of the Improvements (specifically including the named systems) which are required by such Governmental Authorities to be issued prior to or for the construction of the Improvements.

         Section 5.7. Submittals. The Loan Documents and all Financial Statements, Plans, budgets, schedules, opinions, certificates, confirmations, contractor's statements, applications, rent rolls, affidavits, agreements, and all other materials submitted to Lender by or on behalf of Borrower or any Guarantor in connection with the Loan Documents fairly state the matters with which they purport to deal, and neither misstate any material fact, nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

         Section 5.8. Utility and Access Availability. All utility and municipal services required for the occupancy and operation of the Improvements, including, but not limited to, water supply, storm and sanitary sewer systems, gas, electric and telephone facilities, are connected to the Improvements and are available in sufficient amounts for the normal and intended use of the Improvements. All rights-of-way for streets, alleys and easements necessary to serve the Project for the uses represented by Borrower to Lender have been dedicated to and accepted by the applicable Governmental Authorities.


TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 12

         Section 5.9. Taxes. To the extent required by applicable law, Borrower has filed all necessary tax returns and reports and has paid all taxes and governmental charges thereby shown to be owing except any such taxes or charges that are being contested in good faith by appropriate proceedings which have been disclosed to Lender in writing and for which adequate reserves have been set aside on its books in accordance with generally accepted accounting principles, consistently applied.

         Section 5.10. Plans. The Improvements have been constructed in strict compliance with the Plans. To the best of Borrower's knowledge, after due investigation, the Plans comply with all applicable restrictive covenants (including, without limitation, those described on Exhibit B to the Mortgage), Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, and the engineering specifications are within applicable environmental standards.

         Section 5.11. Labor Controversies. To Borrower's knowledge there are no labor controversies pending or threatened against Borrower involved in the operation of the Improvements which have not been disclosed in writing to Lender and which would constitute or result in a Material Adverse Effect.

         Section 5.12. Violations. Borrower has no knowledge of and has received no notices of any material violations of any Governmental Requirement, which violations in any way relate to or affect the Property and which remain unresolved.

         Section 5.13. Environmental. During the period of Borrower's ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements), for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on the Property; to the best of Borrower's knowledge, no such use of the Property (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements) occurred at any time prior to the period of Borrower's ownership of the Property; and to the best of Borrower's knowledge, no such use (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements) on any adjacent property occurred at any time prior to the date hereof. To the best of Borrower's knowledge, there is no Hazardous Material (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements), storage tank (or similar vessel) whether underground or otherwise, sump or well currently on the Property; and, Borrower has received no notice and has no knowledge of any Environmental Claim regarding the Property or any adjacent property. The use of the Property which Borrower makes and intends to make (and which each tenant and subtenant, if any, is allowed to make under an Approved Lease) complies and will comply with all applicable Environmental Requirements; and neither Borrower, nor to Borrower's knowledge, any tenant or subtenant, has obtained or is required to obtain any permit or other authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement. The Property does not appear on the National Priorities List or, to Borrower's best knowledge, any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material. Borrower has never applied for and been denied environmental impairment liability insurance coverage relating to the Property.

         Section 5.14. Compliance with Restrictions and Agreements. To the best of Borrower's knowledge, after due investigation, the use of the Property by Borrower complies with all



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 13
applicable easements, restrictive covenants (including, without limitation, those described on Exhibit B to the Mortgage), Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies and with the terms of all agreements affecting the Property.

         Section 5.15. Other Lands. The Land is not part of a larger tract of land owned by Borrower or its Affiliate or any Guarantor and is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Mortgage, or if so, then Borrower has obtained all authorizations, variances, releases and consents required for the conveyance and development of the Land separately from such other lands. Borrower has obtained (or is diligently pursuing the obtaining of) a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of any other lands or improvements. The Land and Improvements comply with all subdivision and platting requirements and would so comply if the Land and Improvements were conveyed as a separate parcel.

         Section 5.16. Development Rights. Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other Governmental Requirement.

         Section 5.17. Leases. Borrower has delivered to Lender true and correct copies of all leases which Lender has requested be delivered, together with an accurate and complete rent roll for the Project, and no such lease contains any option to purchase all or any portion of the Property or any interest therein or contains any right of first refusal relating to any sale of the Property or any portion thereof or interest therein.

         Section 5.18. Regulation U. The proceeds of the Loan are not being used and shall not be used to purchase or carry any "margin stock" within the meaning of Regulation "U" of the Board of Governors of the Federal Reserve System, nor to extend credit to others for that purpose.

         Section 5.19. ERISA. Borrower and each Guarantor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and neither Borrower nor any Guarantor has incurred any liability to the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions thereunder.

         Section 5.20. Insider. Neither Borrower nor any Guarantor is, nor is any Person having "control" (as that term is defined in 12 U.S.C Section 375b
(5) or in regulations promulgated pursuant thereto) of Borrower or any Guarantor is, or is a "related interest" of an "executive officer", "director", or person who "directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities" or other "insider" (as those terms are defined in 12 U.S.C. Section 375b (5) or in regulations promulgated pursuant thereto) of (a) Lender, (b) a bank holding company of which Lender is a subsidiary, (c) any subsidiary of a bank holding company of which Lender is a subsidiary, (d) any bank at which Lender maintains a correspondent account, or (e) any bank which maintains a correspondent account with Lender.

         Section 5.21. Principal Office, Etc. The principal office, chief executive office and principal place of business of Borrower, and the place where Borrower maintains its principal records and books, is at Borrower's address for notices as specified in this Agreement.

         Section 5.22. Business Loan. The Loan is solely for business purposes, and is not for personal, family, household or agricultural purposes. The Loan is a "business loan" within the meaning of K.S.A. 16-207(f).

         Section 5.23. Not a Foreign Person. Neither Borrower nor any Guarantor is a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended ("IRC"), Sections 1445 and 7701 (i.e. Borrower and each Guarantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the IRC and any regulations promulgated thereunder).






TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 14

         Section 5.24. Certain Approvals. All approvals required under the Development Documents and/or Borrower's formation agreement as of the Closing Date, including, without limitation, approval of the Plans, have been obtained from the appropriate persons and written evidence thereof has been delivered to Lender.

         Section 5.25. Management Agreement. The copy of the Management Agreement delivered by Borrower to Lender is a true and correct copy thereof, together with all amendments or modifications thereto. The Management Agreement is in full force and effect and there has not occurred a default by Borrower or Manager thereunder.

         Section 5.26. Ownership of Affiliates. The owners, ownership percentages and all other rights and obligations of all persons that own an interest in Borrower are identical to that of Omaha and Englewood.

         Section 5.27. Cost Breakdown. The cost breakdown contained in the budget for the construction of the Improvements which is attached hereto as Exhibit "C" is true and correct and represents the actual amounts expended by or on behalf of Borrower in the construction of the Improvements.

         Section 5.28. Inducement to Lender. The representations and warranties contained in the Loan Documents are made by Borrower as an inducement to Lender to make the Loan. Borrower understands that Lender is relying on such representations and warranties and that such representations and warranties shall survive any (a) bankruptcy proceedings involving Borrower, any Guarantor or the Property, or (b) foreclosure of the Mortgage, or (c) conveyance of title to the Property in lieu of foreclosure of the Mortgage. Acceptance of the Advance constitutes reaffirmation, as of the date of such acceptance, of the representations and warranties of Borrower in the Loan Documents, on which Lender shall rely in making such Advance.


                ARTICLE 6 - COVENANTS AND AGREEMENTS OF BORROWER

         Borrower hereby covenants and agrees as follows:

         Section 6.1. Compliance with Governmental Requirements. Borrower shall timely comply with all Governmental Requirements and promptly deliver to Lender evidence thereof, including, without limitation, copies of all permits, licenses or other authorizations required by any Governmental Authority having jurisdiction over the Property. Borrower assumes full responsibility for the compliance of the Plans and the Property with the Development Documents, all Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Property or the construction of the Improvements. Immediately upon Borrower's receipt of any notice from a Governmental Authority of noncompliance with any Governmental Requirements, Borrower shall provide Lender with written notice thereof.

         Section 6.2. Contracts. Borrower shall become party to no contract, for the performance of any work on the Property or for the supplying of any labor, materials, or services for the continued full ownership, operation, maintenance and enjoyment of the Property for amounts in excess of $25,000 and the term of which is longer than one year, except upon such terms and with such parties as shall be approved in writing by Lender. Borrower shall not suffer or permit any breach or default to occur in any of the obligations of Borrower under any contract necessary for the continued full ownership, operation, maintenance and enjoyment of the Property, nor shall Borrower suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirements thereof whatsoever. Without Lender's prior written consent, Borrower shall not enter into any such contract that is not unconditionally terminable by Borrower or any successor owner without penalty on not more than thirty (30) days notice to the other party thereunder. Borrower shall execute all documents reasonably necessary for the consummation of the transactions contemplated thereby, shall promptly notify Lender of any material default thereunder, and shall not terminate or cancel any such contract except in good faith after default by the other party thereto.









TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 15

         Section 6.3. Correction of Defects. Borrower shall correct or cause to be corrected promptly (a) any material defect in the Improvements; (b) any material departure in the construction of the Improvements from the Plans, the Development Documents, Governmental Requirements, or the requirements of any lease, if applicable; or (c) any encroachment by any part of the Improvements, or any structure located on the Property, on any building setback line, easement, property line or restricted area. In addition to the above, within ninety (90) days after the Closing Date, Borrower shall do the following and provide evidence satisfactory to Lender that the following actions have been completed: (i) have the elevators located on the Property repaired or adjusted to eliminate vibrations; (ii) have the parking lot at the Property properly graded to eliminate the occurrence of standing water thereon, and (iii) have the exterior wall of the Improvements repaired to remedy reinforcing fabric which was not adequately covered.

         Section 6.4. Inspection of the Property. Borrower shall permit Lender, any Governmental Authority, and their agents and representatives, to enter upon the Property for the purpose of inspection of the Property at all reasonable times. Any inspection or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender's protection only, and shall not constitute any assumption of responsibility to Borrower or anyone else with regard to the condition, maintenance or operation of the Property nor Lender's approval of any certification given to Lender nor relieve Borrower of any of Borrower's obligations. Lender shall have no duty of care to Borrower or any other person to protect against, or inform Borrower or any other person of the existence of negligent, faulty, inadequate or defective design or construction of the Improvements. Inspection not followed by notice of default shall not constitute a waiver of any default then existing; nor shall it constitute an acknowledgment or representation by Lender that there has been or will be compliance with the Plans, the Development Documents, and Governmental Requirements or that the construction is free from defective materials or workmanship or a waiver of Lender's right thereafter to insist that the Improvements be constructed in accordance with the Plans, the Development Documents, and Governmental Requirements. Lender's failure to inspect shall not constitute a waiver of any of Lender's rights.

         Section 6.5. Insurance. Borrower shall maintain or cause to be maintained in force insurance coverage at the times and to the extent required by the Loan Documents including, without limitation, the Insurance Policies and shall furnish to Lender upon request at reasonable intervals a certificate or certificates from the respective insurer(s) setting forth the nature and extent of all insurance maintained by Borrower in accordance with the Loan Documents including, without limitation, the Insurance Policies. Borrower shall comply or cause compliance at all times with the provisions of any insurance policy covering or applicable to Borrower or the Property or any portion thereof, with all requirements of the issuer of any such policy, and with all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any body exercising similar functions) applicable to or affecting any part of the Property or any use or condition thereof.

         Section 6.6. Existence, Franchises and Permits. Borrower shall do or cause to be done at all times all things necessary to maintain and preserve its existence under the laws of its jurisdiction of organization, and to preserve, protect, renew and extend any and all franchises, permits, licenses, privileges, concessions and other material rights (including those relating to land use and development, construction, access, water rights and use, noise, waste disposal and pollution control) that are or may be applicable from time to time to Borrower or that have been or may be granted for the Property.

         Section 6.7. Notice to Lender. Borrower shall promptly notify Lender in writing of any of the following occurrences or events as the same become known to Borrower, specifying in each case the action Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto: (a) the occurrence of any default or any event which with the giving of notice or the lapse of time, or both, could become a default; (b) any material default by Borrower under any Governmental Requirement or in the payment of any indebtedness (or in the performance of any obligation related thereto); (c) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or (to the knowledge of Borrower) is threatened against Borrower, any Guarantor or the Property or the occurrence of any material development in any of the foregoing that has been previously disclosed; (d) any actual or threatened condemnation or other taking of any material portion of the Property, whether for a temporary or permanent



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 16
use, or any negotiations with respect to any such taking, or any loss of or substantial damage to any portion of the Property; (e) the occurrence of any labor controversy not previously disclosed to Lender in writing which is pending or (to the knowledge of Borrower) threatened against Borrower or any Guarantor, or the occurrence of any material development in any such labor controversy previously disclosed to Lender, which in either case would reasonably be expected to have a Material Adverse Effect if adversely determined; and (f) any notice received by Borrower with respect to the cancellation, material adverse alteration or non-renewal of any insurance coverage maintained or required to be maintained with respect to the Property.

         Section 6.8. Costs and Expenses. Borrower shall pay when due all costs and expenses required by this Agreement, including, without limitation, (a) all intangible taxes, documentary stamp taxes and all other taxes and assessments applicable to the Property; (b) all appraisal fees; (c) all fees for filing or recording the Loan Documents; (d) all fees and commissions lawfully due to brokers, salesmen, and agents in connection with the Loan or the Property; (e) all reasonable fees and expenses of counsel to Lender in connection with the negotiation, preparation, amendment, enforcement or defense of the Loan Documents or the making of the Advance; (f) all title insurance and title examination charges, including premiums for the Title Insurance and any endorsements, and escrow fees and UCC search fees; (g) all survey costs and expenses, including the cost of each Survey; (h) all premiums for the Insurance Policies; (i) all environmental site assessments and related costs and expenses;
(j) all costs of any architects, engineers or consultants hired by Lender to inspect the Property; and (k) all other costs and expenses payable to third parties incurred by Lender in connection with the investigation, consummation, enforcement or defense of the transactions contemplated by this Agreement.

         Section 6.9. Further Assurances. Borrower will, on request of Lender,
(a) promptly correct any defect, error or omission which may be discovered in the contents of this Agreement, or in any other Loan Document, or in the execution or acknowledgment of any Loan Document; (b) execute, acknowledge, deliver, procure and record and/or file such further instruments (including, without limitation, further deeds of trust, security agreements, financing statements, continuation statements, assignments of rents or leases), and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Loan Documents and to more fully identify and subject to the liens and security interests of the Mortgage any property intended to be covered thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure and file and/or record any document or instrument (including specifically any financing statement) deemed advisable by Lender to protect the lien or the security interest under the Mortgage against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of Lender to enable Lender to comply with the requirements or requests of any agency having jurisdiction over Lender or any examiners of such agencies with respect to the indebtedness secured hereby, Borrower or the Property. Borrower shall pay all costs connected with any of the foregoing.

         Section 6.10. Inspection of Books and Records. Borrower will keep accurate books and records in accordance with generally accepted accounting principles in which full, true and correct entries shall be promptly made with respect to the Property and the operation thereof. Borrower shall permit Lender, at all reasonable times, to examine and copy the books and records of Borrower pertaining to the Loan and the Property, and all contracts, statements, invoices, bills, and claims for labor, materials and services supplied for the construction of the Improvements.

         Section 6.11. No Liability of Lender. Lender shall not be obligated to inspect the Property or the Improvements, nor be liable or responsible for any defect in the Property or the Improvements by reason of inspecting same, nor be liable for the performance or default of Borrower, or any other party, or for any failure to construct, complete, protect, or insure the Improvements, or for the payment of costs of labor, materials, or services supplied for the construction of the Improvements, or for the performance of any obligation of Borrower whatsoever. Nothing, including without limitation the Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender.




TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 17

         Section 6.12. No Conditional Sale Contracts, Etc. Other than with respect to the telephone and cable television systems, and for furnishings for offices and common areas, no materials, equipment, or fixtures shall be supplied, purchased, or installed for the construction or operation of the Improvements pursuant to security agreements, conditional sale contracts, lease agreements, or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment, or fixtures intended to be utilized in the construction or operation of the Improvements.

         Section 6.13. Defense of Actions. Lender may (but shall not be obligated to) commence, appear in, or defend any action or proceeding purporting to affect the Loan, the Property, or the respective rights and obligations of Lender and Borrower pursuant to this Agreement. Lender may (but shall not be obligated to) pay all necessary expenses, including attorneys' fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender on demand.

         Section 6.14. Assignment of Permanent Commitment. Borrower shall deliver to Lender a true and correct copy of any commitment (a "Permanent Commitment") to purchase or refinance the Loan or to make any equity contribution, the proceeds of which will be used to pay the Loan in full or in part. As additional security for payment of the Loan, Borrower hereby transfers and assigns to Lender, to the extent assignable, the full interest of Borrower in (but not its liability for any breach under) any Permanent Commitment (even though such Permanent Commitment does not create any benefits under the Note or the Guaranty) if and when any Permanent Commitment is entered into by Borrower, including all refundable deposits made thereunder.

         Section 6.15. Prohibition on Assignment of Borrower's Interest. No Person shall assign or encumber any interest in Borrower or any Guarantor without Lender's prior written consent.

         Section 6.16. Payment of Claims. Borrower shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Property and Borrower shall keep the Property free and clear of any lien, charge, or claim other than the encumbrances of the Mortgage and other liens, if any, approved in writing by Lender. Notwithstanding anything to the contrary contained in this Agreement, Borrower may contest, to the extent and in the manner permitted by law, the validity or amount of any claim of any contractor, consultant, architect or other person providing labor, materials, or services with respect to the Property, or any tax or special assessment levied by any Governmental Authority, and such contest on the part of Borrower shall not be a default hereunder if and so long as Borrower shall have satisfied all of the conditions of the Mortgage with respect to such contest.

         Section 6.17. Restrictions and Annexation. Borrower shall not impose any restrictive covenants, easements or other encumbrances upon the Property, execute or file any subdivision plat affecting the Property, or consent to or permit the annexation of the Property to any municipality without the prior written consent of Lender, which consent will not be unreasonably withheld.

         Section 6.18. Current Financial Statements. Without limitation of any requirements of the Mortgage or of any other Loan Document, Borrower shall deliver, or cause to be delivered, to Lender:

         (a) current operating statements itemizing all income and expenses of the Property, for each month (and for the fiscal year through the end of such month) as soon as reasonably practicable but in any event within thirty (30) days after the end of such month and for each fiscal year of Borrower within one hundred twenty (120) days after the end thereof including also a projection of such operations for the next fiscal year; such statements to include, if and as required by Lender, rent schedules showing tenants' names, occupied tenant space, lease terms, rents and vacant space;

         (b) Financial Statements of Borrower and each Guarantor, for each fiscal year of Borrower and each Guarantor, respectively, as soon as reasonably practicable, but in any event within one hundred twenty (120) days after the end thereof. The annual Financial Statements of Guarantors shall be consolidated Financial Statements of Borrower, such Guarantors, all




TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 18

Future Borrowers and all Affiliates of any of them and shall be audited by an independent certified public accountant. Each Guarantor shall also provide annual Financial Statements which shall be certified in writing as true and correct in all material respects by such Guarantor (or if such Guarantor is a legal entity, by a shareholder or other representative of such Guarantor acceptable to Lender). Candlewood, Inc. shall also provide to Lender, as soon as reasonably practicable, but in any event within thirty (30) days after the filing thereof with the Securities Exchange Commission, its 10-Q and 10-K financial reports. With respect to the annual Financial Statements of Borrower, such financial statements shall be certified in writing as true and correct in all material respects by Borrower (or if Borrower is a legal entity, by a shareholder or other representative of Borrower acceptable to Lender). With respect to Borrower and each Guarantor, Financial Statements shall include, at a minimum: a balance sheet, an income and expense statement, a statement showing contingent liabilities, detailed cash flow statements for each project and/or entity in which Borrower or any Guarantor has an interest, and any supporting schedules or documentation which Lender may require. Detailed cash flow statements shall include, as applicable: the project name, location, percentage of Borrower's or any Guarantor's ownership interest, leasing status, net operating income, current loan balance, debt service, source of any operating deficit, amount of and beneficiary of any cash distributions, and the amount of cash invested in or received from that enterprise. If requested by Lender, Financial Statements shall include detailed cash flow projections for the next fiscal year (twelve-month period) for each project and/or entity in which Borrower or any Guarantor has an interest; and

         (c) from time to time, as Lender may request, additional Financial Statements of Borrower and each Guarantor.

         Section 6.19. Tax Receipts. Subject to the provisions of Section 5.9, Borrower shall furnish Lender with receipts or tax statements marked "Paid" to evidence the payment of all taxes levied on the Property prior to delinquency within thirty (30) days following the date on which such taxes are paid.

         Section 6.20. Loan Participations. Borrower acknowledges and agrees that Lender may, from time to time, sell or offer to sell interests in the Loan to one or more assignees or participants. Borrower authorizes Lender to disseminate any information it now has or hereafter obtains pertaining to the Loan (including, without limitation, any security for the Loan and credit or other information on Borrower, any of its principals, any Guarantor or any of their principals or the Project) to any such participant, prospective participant or assignee, any of Lender's Affiliates, including NationsBanc Capital Markets, Inc., any regulatory body having jurisdiction over Lender and to any other parties as necessary or appropriate in Lender's reasonable judgment. Lender will endeavor to obtain a confidentiality agreement from each such person to whom it gives any such information regarding the use of any such information but Lender shall have no liability to Borrower or any Guarantor for its failure to comply with the agreement contained in this sentence, and such failure shall not give rise to any rights, remedies, defenses or offsets to Borrowers or any Guarantor's obligations under the Loan Documents. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith and to the extent, if any, specified in any such assignment or participation, such companies, assignees or participants shall have the rights and benefits with respect to the Loan Documents as such person would have if such person were Lender hereunder. Lender agrees to notify Borrower in the event it assigns or participates the Note.

         Section 6.21. Indemnification. Borrower shall indemnify and hold harmless (a) Lender, (b) any Affiliate of Lender, (c) any participants in the Loan, (d) the directors, officers, partners, employees and agents of Lender, and/or such persons or entities, and (f) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities in their capacities as such (each an "Indemnified Party") from and against, and reimburse them on demand for, any and all Indemnified Matters. WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that Indemnified Party. Any amount to be paid under this Section by Borrower to an Indemnified Party shall be a demand obligation owing by Borrower (which





TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 19

Borrower hereby promises to pay) to Lender, as part of the Indebtedness, even if in excess of the amount committed by Lender under Section 2.1, and secured by the Loan Documents. Nothing in this Section, elsewhere in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Lender, or any other Indemnified Party (including without limitation any rights of contribution or indemnification), against Borrower or any other person under any other provision of this Agreement, any other Loan Document, any other agreement or any applicable Governmental Requirement. The liability of Borrower or any other person under this indemnity shall not be limited or impaired in any way by
(i) the release, foreclosure or other termination of the Mortgage and shall survive the Release Date, the payment in full of the Indebtedness, any bankruptcy or other debtor relief proceeding, or any other event whatsoever, and
(ii) any provision in the Loan Documents or applicable law limiting Borrower's or such other person's liability or Lender's recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, Borrower's (and, if applicable, such other person's) liability hereunder being direct and primary and not as a guarantor or surety.

         Section 6.22. Disclaimer of Permanent Financing. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the term of the Loan past its stated maturity date except as expressly provided herein.

         Section 6.23. Appraisals. Prior to the Closing Date, Borrower shall deliver to Lender the Initial Appraisal. Lender may at its option after the occurrence of a default obtain at Borrower's expense as and when requested by Lender (but in no event more often than once each year), appraisals of the Property or any part thereof. Each such appraisal shall (a) be prepared in accordance with written instructions from Lender by a third-party appraiser selected by Lender, and (b) be otherwise satisfactory to Lender. The costs of each such appraisal shall be payable by Borrower to Lender on demand (which obligation Borrower hereby promises to pay) and shall be covered by the provisions of Section 6.8.

         Section 6.24. Estoppel Certificate. Borrower shall deliver to Lender, promptly after a request therefor by Lender, an estoppel certificate, duly executed and acknowledged by Borrower, stating the amount advanced to Borrower under this Agreement, the amounts due on the Note and whether any offsets or defenses exist under or against the Note. Lender agrees to deliver, promptly after a request therefor by Borrower and the issuer of any Permanent Commitment, an estoppel certificate, duly executed and acknowledged by Lender, stating the amount advanced to Borrower under the Loan, the amounts due on the Note and whether any default or potential default exists.

         Section 6.25. Vouchers. Borrower shall deliver to Lender, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or otherwise subject to a lien or security interest in favor of Lender.

         Section 6.26. Security Deposits. Borrower shall deposit and maintain all security deposits, if any, from the operation of the Project in a separate account or accounts maintained with Lender exclusively for such security deposits. Lender shall have the absolute right to monitor such account(s) and to cause Borrower to contribute funds to such account(s) when in Lender's sole discretion amounts in such account(s) are not adequate to cover all Approved Leases.

         Section 6.27. Environmental. Borrower will not cause, commit, permit or allow to continue (a) any violation of any Environmental Requirement (i) by Borrower or (ii) by or with respect to the Property or any use of or condition or activity on the Property, or (b) the attachment of any environmental lien to the Property. Borrower will not place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements) or storage tank (or similar vessel) on the Property and will keep the Property free of Hazardous Material (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any





TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 20
tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements). Borrower shall promptly deliver to Lender a copy of each report pertaining to the Property or to Borrower prepared by or on behalf of Borrower pursuant to any Environmental Requirement. Borrower shall immediately advise Lender in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property (except for any such Hazardous Material of a type and only in a quantity used in the normal course of the business of Borrower or in the normal course of household use by any tenant under an Approved Lease, which Hazardous Material is being held, stored, and used in strict compliance with Environmental Requirements), as soon as Borrower first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

         If any Hazardous Material is discovered on the Property at any time and regardless of the cause, Borrower shall promptly at Borrower's sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under Borrower's name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents, and provide Lender with satisfactory evidence of what action Borrower intends to take and that Borrower has sufficient funds to take any such action. Borrower shall deliver to Lender as soon as possible after such completion evidence satisfactory to Lender that all required remedial action as stated above has been taken and successfully completed. Lender may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Borrower fails to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Lender (without limitation of Lender's rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and Lender and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

         If Lender shall ever have reason to believe that any Hazardous Material affects the Property, or if any Environmental Claim is made or threatened, if requested by Lender, Borrower will at its expense provide to Lender from time to time, in each case within thirty (30) days after Lender's request, a report dated after the date of Lender's requirement of an environmental assessment of the Property of such scope as Lender may request, by a consulting firm acceptable to Lender and made in accordance with Lender's established guidelines.

         Section 6.28. Maintenance of the Property. Borrower shall maintain the Property in first-class order and condition and make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen and will not commit or suffer to be committed any waste of the Property. The necessity for and adequacy of repairs to the Property shall be measured by the standard which is appropriate to maintain the Property in substantially the same condition as of the date hereof, such repairs to be made with new first-class materials and in a good and workmanlike manner and shall be at least equal in quality and class to the original work.

         Section 6.29. Management Agreement. Borrower shall maintain the Management Agreement in full force and effect for a term of not less than ten
(10) years and shall not modify, amend, terminate, or waive any terms of, or rights of Borrower with respect to, the Management Agreement, without the prior written consent of Lender.

         Section 6.30. Operating Deficit Reserve Account. On or before the Closing Date, Borrower shall deposit, or cause to be deposited into the Operating Deficit Reserve Account an amount equal to $209,000.00. Upon completion of the improvements to the Englewood Property in connection with the Englewood Loan, Borrower shall deposit or cause to be deposited into the Operating Deficit Reserve Account an amount equal to the greater of (i) $64,000.00 or (ii) two percent (2%) of the actual construction costs of those improvements to the Englewood Property in connection with the Englewood Loan which are designated as Hard Costs in the Englewood Loan Agreement. Upon completion of the improvements to the Omaha Property in



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 21
connection with the Omaha Loan, Borrower shall deposit or cause to be deposited into the Operating Deficit Reserve Account an amount equal to the greater of (i) $65,500.00 or (ii) two percent (2%) of the actual construction costs of those improvements to the Omaha Property in connection with the Omaha Loan which are designated as Hard Costs in the Omaha Loan Agreement. Borrower understands and acknowledges that, in the event Lender makes any of the Future Loans to any Future Borrower, Lender will require such Person to become a joint owner of the Operating Deficit Reserve Account and will require such Person to deposit funds into the Operating Deficit Reserve Account based on the cost of construction of the improvements in connection with such loan. The above referenced amounts are collectively referred to herein as the "Minimum Deposit". In addition to the Minimum Deposit, if Lender shall so require in its sole and absolute discretion, at any time and from time to time, Borrower shall deposit or cause to be deposited into the Operating Deficit Reserve Account an amount equal to the sum of (i) the difference between the budgeted Englewood Hard Costs minus the actual construction costs for constructing the improvements on the Englewood Property in connection with the Englewood Loan and (ii) the difference between the budgeted Omaha Hard Costs and the actual construction costs of the improvements on the Omaha Property in connection with the Omaha Loan. If at any time any of Borrower, Omaha, Englewood or any Future Borrower experiences an Operating Deficit, such Person may apply to Lender to have a portion of the proceeds of the Operating Deficit Reserve Account released for the payment of amounts owing by such Person to Lender. Such application shall be in the form of a written certificate, signed by such Person, which states the nature and amount of such Operating Deficit together with such other documentation as may be required by Lender. Lender may accept or reject such application in its sole and absolute discretion. Borrower hereby acknowledges and agrees that Lender may at any time, regardless of the existence of a Default or a potential default, use the proceeds of the Operating Deficit Reserve Account to pay down any amounts owing to Lender by Borrower, Omaha or Englewood, or any Affiliate of any of them including without limitation, the principal amount and any other amounts outstanding under the Loan, the Omaha Loan, the Englewood Loan or any Future Loan. In the event Borrower, Englewood, Omaha or any Future Borrower seeks to have the property securing its respective loan released pursuant to a sale thereof or the refinance of such loan with a third-party lender, such Person shall be entitled to withdraw from the Operating Deficit Reserve Account, upon the payment in full of such Person's loan from Lender and provided that no Default has occurred and is continuing, the difference between (a) the amount deposited by such Person into the Operating Deficit Reserve Account and (b) any amounts which have been withdrawn by or on behalf of such Person and paid to Lender on account of an Operating Deficit; provided that the balance in the Operating Deficit Reserve Account shall not, prior to the payment in full of all obligations of Borrower, any Guarantor and any Future Borrower owing to Lender, be less than $250,000.00.

         Section 6.31. Reserve Account. Commencing on the Closing Date, and on the 15th day of each successive calendar month thereafter until October 15, 1997, Borrower shall deposit into the Reserve Account the amount of $4,458.33. Borrower shall, at all times thereafter maintain in the Reserve Account, an amount equal to the greater of (i) $500.00 per room or (ii) four percent (4%) of the gross rental income of the Property during any twelve (12) month period. Borrower shall be entitled to withdraw proceeds from the Reserve Account for capital improvements and replacement of furniture, fixtures and equipment upon submission of a request therefor to Lender detailing such improvements and such other information requested by Lender. Borrower shall only be entitled to withdraw such amounts from the Reserve Account as are approved by Lender from time to time in its sole and absolute discretion.

         Section 6.32. Reservation System. Borrower shall, within ninety (90) days of the Closing Date, deliver to Lender the Doubletree Agreement, executed by all parties thereto in form and substance acceptable to Lender and shall not modify, amend or terminate the Doubletree Agreement without the prior written consent of Lender.

         Section 6.33. Management of Property. Borrower shall not allow any material change in the day-to-day leasing, management and operation of the Property without the prior written consent of Lender.




TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 22

                               ARTICLE 7 - DEFAULT

         Section 7.1. Events of Default. The occurrence of any one of the following shall be a default under this Agreement ("default"):

         (a) Failure to Pay Indebtedness. (i) Any of the Indebtedness arising under the Note is not paid when due, whether by acceleration or otherwise, including, without limitation, interest payments, the principal payments required under Section 2.2 and any other principal payments; or (ii) any of the other Indebtedness is not paid when due, whether by acceleration or otherwise.

         (b) Nonperformance of Covenants. Any covenant, agreement or condition herein or in any other Loan Document is not fully and timely performed, observed or kept.

         (c) Representations. Any statement, representation or warranty to Lender in any of the Loan Documents, or in any Financial Statement or any other writing heretofore or hereafter delivered to Lender in connection with the Indebtedness is false, fraudulent, misleading or erroneous in any material respect on the Closing Date or on the date as of which such statement, representation or warranty is made.

         (d) Injunction. Any court of competent jurisdiction enjoins or prohibits Borrower or Lender from performing this Agreement or any of the other Loan Documents, and such injunction or order is not vacated within forty-five (45) days after the granting thereof.

         (e) Bankruptcy or Insolvency. The owner of the Property or any person obligated to pay any part of the Indebtedness (or any general partner or joint venturer of such owner or other person):

                 (1) (i) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (ii) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (iii) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of any Debtor Relief Law, or takes any action in furtherance thereof; or (iv) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or

                 (2) Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (i) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (ii) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it, or (iii) in a proceeding under Title 11 of the United States Code, the case is converted from one chapter to another, or (iv) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing; or

                 (3) Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in subparagraph (4) below) upon any of its property through legal proceedings which are not vacated and such lien discharged prior to enforcement of such lien and in any event within sixty
                 (60) days from the date thereof; or

                 (4) Fails to have discharged within a period of ten (10) days any attachment, sequestration, or similar writ levied upon any of its property; or





TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 23

                  (5) Fails to pay immediately any final money judgment against it.

         (f) Transfer of the Property. Any sale, lease, conveyance, assignment or transfer of all or any part of the Property or any interest therein (except an interest under a purchase contract that conditions closing on repayment of the Loan or issuance by Lender of consent to the sale), whether by operation of law or otherwise, except: (i) sales or transfers of items of the Accessories (as defined in the Mortgage) which have become obsolete or worn beyond practical use and which have been replaced by adequate substitutes, owned by Borrower, having a value equal to or greater than the replaced items when new; and (ii) the grant, in the ordinary course of business, of a leasehold interest in a part of the Improvements to a tenant for occupancy, not containing a right or option to purchase and not in contravention of any provision of this Agreement, the Mortgage or of any other Loan Document. Lender may, in its sole discretion, waive a default under this paragraph, but it shall have no obligation to do so, and any waiver may be conditioned upon such one or more of the following (if any) which Lender may require: the grantee's integrity, reputation, character, creditworthiness and management ability being satisfactory to Lender in its sole judgment and grantee executing, prior to such sale or transfer, a written assumption agreement containing such terms as Lender may require, a principal paydown on the Note, an increase in the rate of interest payable under the Note, a transfer fee, and any other modification of the Loan Documents which Lender may require.

         (g) Transfer or Encumbrance of Ownership of Borrower. The sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in Borrower or any Guarantor or in any entity comprising Borrower or any Guarantor (if Borrower or any such entity is not a natural person but is a corporation, partnership, trust or other legal entity), without the prior written consent of Lender (including, without limitation, if Borrower or any entity comprising Borrower is a partnership or joint venture, the withdrawal from or admission into it of any general partner or joint venturer); provided that the transfers of ownership interests in Borrower, Omaha, Englewood, and Candlewood to Candlewood Hotel Company, Inc., a Delaware corporation, in connection with the registered public offering of such company's shares of stock shall not be a violation of this Section 7.1(g).

         (h) Grant of Easement, Etc. Without the prior written consent of Lender, Borrower grants any easement or dedication, files any plat, condominium declaration, or restriction, or otherwise encumbers the Property, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or does not affect the Property.

         (i) Default Under Other Lien. A default or event of default occurs under any lien, security interest or assignment covering the Property or any part thereof (whether or not Lender has consented to any such lien, security interest or assignment and without hereby implying Lender's consent to any such lien, security interest or assignment not created under the Loan Documents), or the holder of any such lien, security interest or assignment declares a default or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

         (j) Destruction. The Indebtedness has not been repaid in full following an acceleration of the maturity of the Indebtedness pursuant to the provisions of Section 3.2.

         (k) Condemnation. (i) Any Governmental Authority shall require, or commence any proceeding for, the demolition of any building or structure comprising a part of the Property, or (ii) there is commenced any proceeding to condemn or otherwise take pursuant to the power of eminent domain, or a contract for sale or conveyance in lieu of such a taking is executed which provides for the transfer of, a material portion of the Property, including but not limited to the taking (or transfer in lieu thereof) of any portion which would result in the blockage or substantial impairment of access or utility service to the Property or which would cause the Property to fail to comply with any Governmental Requirement.



TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 24

         (l) Liquidation, Etc. The death, liquidation, termination, dissolution, merger, consolidation or failure to maintain good standing in the state in which the Property is located, the state of such person's organization or any state where such person is required to qualify to do business of the owner of the Property or any person obligated to pay any part of the Indebtedness.

         (m) Material Adverse Change. In Lender's reasonable opinion, there has occurred or exists a fact or set of circumstances which constitutes a Material Adverse Effect.

         (n) Enforceability; Priority. Any Loan Document shall for any reason without Lender's specific written consent cease to be in full force and effect, or shall be declared null and void or unenforceable in whole or in part, or the validity or enforceability thereof, in whole or in part, shall be challenged or denied by any party thereto other than Lender; or the liens, mortgages or security interests of Lender in any of the Property become unenforceable in whole or in part, or cease to be of the priority herein required, or the validity or enforceability thereof, in whole or in part, shall be challenged or denied by Borrower or any person obligated to pay any part of the Indebtedness.

         (o) Other Loan Documents. A default or event of default occurs under the Omaha Loan, the Englewood Loan or any Loan Document other than this Agreement, or any document evidencing or executed in connection with any Future Loan, and the same is not remedied within the applicable period of grace (if any) provided herein or in such document.

         (p) Abandonment. Borrower (or any other owner of the Property) abandons any or all of the Property.

         (q) Encumbrance of the Property. Without the prior written consent of Lender, except as otherwise specifically permitted in any Loan Document (including, without limitation Section 5.9 of this Agreement), Borrower (or any other owner of the Property) creates, places or permits to be created or placed, or through any act or failure to act voluntarily acquiesces in the placing of, or allows to remain, by operation of law or otherwise, any deed of trust, mortgage, voluntary or involuntary lien (whether statutory, constitutional or contractual), encumbrance or charge, security interest, financing statement, equipment lease, chattel mortgage, conditional bill of sale, title retention contract, or other security device or instrument, against or covering the Property or any part thereof, whether by operation of law or otherwise regardless of whether the same is expressly or otherwise subordinate to the lien or security interest of the Mortgage; provided that if a notice of lis pendens is filed against the Property, such filing shall not constitute a default hereunder so long as the claim for which such lis pendens has been filed is being contested in good faith by appropriate proceedings which have been disclosed to Lender in writing, and adequate reserves for the payment of such related claim have been set aside on the books of Borrower in accordance with generally accepted accounting principles, consistently applied.

         Section 7.2. Notice and Cure. If any provision of this Agreement or any other Loan Document provides for Lender to give to Borrower any notice regarding a default or incipient default, then if Lender shall fail to give such notice to Borrower as provided, the sole and exclusive remedy of Borrower for such failure shall be to seek appropriate equitable relief to enforce the agreement to give such notice and to have any acceleration of the maturity of the Note or other Indebtedness postponed or revoked and foreclosure and other proceedings in connection therewith delayed or terminated pending or upon the curing of such default in the manner and during the period of time permitted by such agreement, if any, and Borrower shall have no right to damages or any other type of relief not herein specifically set out against Lender, all of which damages or other relief are hereby waived by Borrower. Nothing herein or in any other Loan Document shall operate or be construed to add on or make cumulative any cure or grace periods specified in any of the Loan Documents.






TERM LOAN AGREEMENT (Candlewood Wichita Northeast)                       Page 25

                    ARTICLE 8 - RIGHTS AND REMEDIES OF LENDER

         Section 8.1. Certain Remedies. Should a default occur, Lender may, at its election, do any one or more of the following without notice (unless notice is required by applicable statute):

                 (a) Declare the Indebtedness, or any part thereof, immediately due and payable, whereupon it shall be due and payable without notice of any kind, including but not limited to notice of intention to accelerate, all of which are waived by Borrower. Without limitation of the foregoing, upon the occurrence of a default described in clauses (i), (iii) or (iv) of Section 7.1(e)(1), but only by virtue of such an occurrence with respect to Borrower, all of the Indebtedness shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration or act of any kind, all of which are hereby expressly waived by Borrower.

                 (b) Terminate its commitment to lend and any obligation to disburse any Borrower's Deposit hereunder.

                 (c)  Reduce any claim to judgment.

                 (d) Exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender shall deem appropriate.

         Section 8.2. Other Rights, etc. Upon the occurrence of a default, Lender shall have the right, in addition to any other right or remedy of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Property, and to employ watchmen and other safeguards to protect the Property. Borrower hereby appoints Lender as the attorney-in-fact of Borrower with full power of substitution, and in the name of Borrower, if Lender elects to do so, upon the occurrence of a default, to (a) endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance Policies, or other checks or instruments payable to Borrower with respect to the Property; (b) prosecute or defend any action or proceeding incident to the Property. The power of attorney granted hereby is a power coupled with an interest, is irrevocable and shall not terminate on disability of the principal. Lender shall have no obligation to undertake any of the foregoing actions, and, if Lender should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

         Section 8.3. Performance by Lender on Borrower's Behalf. Borrower agrees that, if Borrower fails to perform any act or to take any action which under any Loan Document Borrower is required to perform or take, or to pay any money which under any Loan Document Borrower is required to pay, and whether or not the failure then constitutes a default hereunder or thereunder, but provided that there exists a default, or potential default, Lender, in Borrower's name or its own name, may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Lender and any money so paid by Lender, shall be a demand obligation owing by Borrower to Lender (which obligation Borrower hereby promises to pay) and Lender, upon making such payment, shall be subrogated to all of the rights of the person, entity or body politic receiving such payment. Lender shall have the right to enter upon the Property for any such purposes. No such payment or performance by Lender shall waive or cure any default or waive any right, remedy or recourse of Lender. Any such payment may be made by Lender in reliance on any statement, invoice or claim without inquiry into the validity or accuracy thereof. Each amount due and owing by Borrower to Lender pursuant to this Section shall bear interest each day, from the date of such expenditure or payment until paid, at the same rate as is provided in the Note for interest on past due principal owed on the Note; and all such amounts, together with such interest thereon, shall be a part of the Indebtedness and shall be secured by the Mortgage. The amount and nature of any such expense and the time when paid shall be fully established by the certificate of Lender or any of Lender's officers or agents.

         Section 8.4. Remedies Cumulative. All remedies provided for herein and in any other Loan Document are cumulative of each other and of any and all other remedies existing at law



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



or in equity, and Lender shall, in addition to the remedies provided herein or in any other Loan Document, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for the collection of the Indebtedness and the enforcement of the covenants herein and the foreclosure of the liens and security interests evidenced by the Mortgage or any other Loan Document, and the resort to any remedy provided for hereunder or under any such other Loan Document or provided for by law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.


                    ARTICLE 9 - GENERAL TERMS AND CONDITIONS

         Section 9.1. Loan Documents. All documents, certificates, Insurance Policies, and other items required under this Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender.

         Section 9.2. Conditions for the Benefit of Lender. All conditions of the obligations of Lender hereunder, including the obligation to make the Advance, are imposed solely and exclusively for the benefit of Lender, and may be freely waived in whole or in part by Lender at any time. No other person is a beneficiary of such conditions, has standing to require satisfaction of such conditions, or is entitled to assume that Lender will make the Advance or refuse to make the Advance in the absence of strict compliance therewith. Notwithstanding any approval, consent, inspection, verification, or receipt and review of information or documents by Lender, Lender has no obligation or responsibility whatsoever, and assumes no duty or obligation, for the adequacy, form, or content of the Plans, any other contract, the Property or its condition, the existence or non-existence of any facts related thereto, the performance or quality of any work or workmanship regarding the Project or the Property or the absence therefrom of defects, the financial condition, or the reporting thereof, of Borrower, any Guarantor, or the Property, or the compliance of any of the foregoing with any Governmental Requirement. Lender's acceptance of an assignment of the Plans shall not constitute approval of the Plans. Any inspection or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender's protection only, and shall not constitute any assumption of responsibility to Borrower or anyone else with regard to the condition, construction, maintenance or operation of the Property, or relieve Borrower of any of the Indebtedness or its obligations related thereto. Lender has no duty to supervise or inspect any of the books and records pertaining to the Property or the financial records of Borrower or any Guarantor, or to inform Borrower or any other Person of the existence of any defect, nor shall Lender have any liability for the performance or default of Borrower, or any other person, or for any failure to construct, complete, protect or insure the Improvements, or to pay any costs associated therewith, or for the performance of any obligation of Borrower whatsoever. Failure by Lender to inspect any work concerning the Project, or inspection not followed by notice of default, shall not constitute a waiver of any of Lender's rights hereunder or under any other Loan Document or otherwise or a representation that there has been compliance with any Governmental Requirement or any other of Borrower's obligations hereunder or that any such work is free from defects.

         Section 9.3. Borrower in Control. In no event shall Lender's rights and interests under the Loan Documents be construed to give Lender the right to control, or be deemed to indicate that Lender is in control of, the business, properties, management functions or operating decisions made by Borrower.

         Section 9.4. Waiver by Lender. Lender may at any time and from time to time in writing (a) waive compliance by Borrower with any covenant herein made by Borrower to the extent and in the manner specified in such writing; (b) consent to Borrower's doing any act which hereunder Borrower is prohibited from doing, or to Borrower's failing to do any act which hereunder Borrower is required to do, to the extent and in the manner specified in such writing; (c) release any part of the Property or any interest therein from the lien and security interest of the Mortgage; or (d) release any party liable, either directly or indirectly, for the Indebtedness or for any covenant herein or in any other Loan Document, without impairing or releasing the liability of any other party. No such act shall in any way impair the rights or powers of Lender except to the extent specifically agreed to by Lender in such writing.




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



         Section 9.5. Acts Not Constituting Waiver by Lender. Lender may waive any default without waiving any other prior or subsequent default. Lender may remedy any default without waiving the default remedied. Neither failure by Lender to exercise, nor delay by Lender in exercising, any right, power or remedy upon any default shall be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise by Lender of any right, power or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy hereunder may be exercised at any time and from time to time. No modification or waiver of any provision hereof nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance, for the purpose for which given and to the extent therein specified. No notice to nor demand on Borrower in any case shall of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.

         Section 9.6. Place of Payment; Forum. All Indebtedness which may be owing at any time by Borrower shall be payable at the place designated in the Note or if no such designation is made, at the address of Lender stated at the end of this Agreement. Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any Texas state court, or any United States federal court, sitting in the City of Dallas, Texas, and to the non-exclusive jurisdiction of any state or United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Texas state court, or any United States federal court, sitting in the City of Dallas, Texas may be made by certified or registered mail, return receipt requested, directed to Borrower at its address stated at the end of this Agreement, or at a subsequent address of which Lender received actual notice from Borrower in accordance with this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed.

         Section 9.7. Compliance with Usury Laws. It is the intent of Borrower and Lender and all other parties to the Loan Documents to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Borrower and Lender (or any other party liable with respect to any Indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral (however, reference to the term "oral" shall not be construed to modify or negate any provisions hereof or of any other Loan Document regarding the absence or ineffectiveness of oral agreements). In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Agreement, the Note or otherwise, exceed the maximum amount permissible under applicable law. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum lawful amount, any such construction shall be subject to the provisions of this Section, and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum amount permitted under applicable law, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Indebtedness in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Note or any other Indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws




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



allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         Section 9.8. Notices. All notices, requests, consents, demands and other communications required or permitted to be given by or to any party hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by reputable courier or delivery service with proof of delivery, or by prepaid registered or certified United States mail, addressed to the party to whom directed at the address specified at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by telegram, telex, or facsimile. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex, or facsimile, upon receipt. Notwithstanding the foregoing, no notice of change of address shall be effective except upon receipt, and service of a notice required by Texas Property Code Section 51.002, as amended, to the extent applicable, shall be considered complete when the requirements of that statute are met. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

         Section 9.9. Invalidity of Certain Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and the determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

         Section 9.10. Lender's Consent. Except where otherwise expressly provided herein, in any instance hereunder where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of Lender, and Lender shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment in any particular manner, regardless of the reasonableness of either the request or Lender's judgment. In any instance when the approval or consent of Lender is contemplated or required by the terms of this Agreement or any other Loan Document, unless otherwise specifically provided no such approval or consent shall be deemed to have been given except by a specific writing intended for that purpose and executed by an authorized representative of Lender.

         Section 9.11. Execution; Counterparts. This Agreement has been executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The date or dates reflected in the acknowledgments of the Mortgage indicate the date or dates of actual execution of this Agreement, but such execution is as of the date shown on the first page hereof, and for purposes of identification and reference the date of this Agreement shall be deemed to be the date reflected on the first page hereof.

         Section 9.12. Successors and Assigns. The terms, provisions, covenants and conditions hereof shall be binding upon Borrower, and the heirs, devisees, representatives, successors and assigns of Borrower, and shall inure to the benefit of Lender and its successors and assigns. All references in this Agreement to Borrower or Lender shall be deemed to include all such heirs, devisees, representatives, successors and assigns.

         Section 9.13. Modification or Termination. The Loan Documents may only be modified or terminated by a written instrument or instruments intended for that purpose and executed by the party against which enforcement of the modification or termination is asserted. Any alleged modification or termination which is not so documented shall not be effective as to any party. This Agreement shall continue in full force and effect until the Indebtedness is paid in full; and all provisions herein for indemnity of Lender (and any other provisions herein specified to survive) shall survive payment in full of the Indebtedness and any release or termination of this Agreement.

         Section 9.14. No Partnership, etc. The relationship between Lender and Borrower is solely that of lender and borrower. Lender has no fiduciary or other special relationship with




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



Borrower. Nothing contained in the Loan Documents is intended to create any partnership, joint venture or association between Borrower and Lender or in any way make Lender a co-principal with Borrower with reference to the Property. Any inferences to the contrary of any of the foregoing are hereby expressly negated.

         Section 9.15. Time of Essence. Time shall be of the essence in this Agreement with respect to all obligations hereunder.

         Section 9.16. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE CONTRACTS MADE IN, AND UNDER THE LAWS OF, THE STATE OF TEXAS, AND THEIR VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL FOR ALL PURPOSES BE GOVERNED ENTIRELY BY TEXAS LAW AND APPLICABLE UNITED STATES FEDERAL LAW. CHAPTER 15 OF SUBTITLE 3, TITLE 79, OF THE REVISED CIVIL STATUTES OF THE STATE OF TEXAS, AS IN EFFECT ON THE DATE HEREOF AND AS THE SAME MAY HEREAFTER BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, SHALL NOT APPLY TO THE LOAN, THE ADVANCE OR ANY LOAN DOCUMENT.

         Section 9.17. Capital Requirements and Yield Maintenance. If at any time after the date hereof, and from time to time, Lender determines that the adoption or modification of any applicable law, rule or regulation regarding taxation, Lender's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of Lender with any of such requirements, has or would have the effect of (i) increasing Lender's costs relating to the obligations hereunder, or (ii) reducing the yield or rate of return of Lender on the obligation hereunder, to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Lender shall give Borrower written notice of such fact and Borrower shall, for the period commencing ninety (90) days from the date of any written request by Lender (and the submission of reasonable evidence in support thereof), pay to Lender on demand such additional amounts as (in Lender's sole judgment, after good faith and reasonable computation, based upon any reasonable averaging, attribution and allocation methods) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender, except taxes based on Lender's income and reductions in yield or rate of return based on such taxes. No failure by Lender to demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender's right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

         Section 9.18.    Arbitration.

         (a) Mandatory Arbitration. Any controversy or claim between or among the parties hereto, including, without limitation, those arising out of or relating to this Agreement or any other Loan Document, including, without limitation, any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Endispute, Inc., doing business as J.A.M.S./Endispute ("JAMS"), and the rules (the "Special Rules") set forth in paragraph (b) of this Section. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including, without limitation, a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action. Each party to this Agreement agrees to keep all of the foregoing matters and the related arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by any Governmental Requirement.

         (b) Special Rules. The arbitration shall be conducted in the city of Borrower's domicile as of the Closing Date and shall be administered by JAMS who will appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within




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



ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days. With respect to a controversy or claim in which the claim or the amount of the controversy does not exceed $2,000,000 in the aggregate, a single arbitrator (who shall have authority to render a maximum award of $2,000,000, including all damages of any kind and costs, fees and the like) shall be chosen and shall decide such controversy or claim. With respect to a controversy or claim in which the claim or amount in controversy exceeds $2,000,000 in the aggregate, such controversy or claim shall be decided by a majority vote of three arbitrators. In all arbitration proceedings in which the claim or amount in controversy exceeds $2,000,000 in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law in the award.

         (c) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) be a waiver by Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property securing the Loan, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. Lender may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. If Lender shall attempt to obtain from a court such provisional or ancillary remedies, Borrower shall be entitled to appear in such court and defend against same. At Lender's option, foreclosure under a deed of trust, deed to secure debt or mortgage may be accomplished by any of the following: the exercise of a power of sale under such deed of trust, deed to secure debt or mortgage, or by judicial sale under such deed of trust, deed to secure debt or mortgage, or by judicial foreclosure. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         Section 9.19. Loan Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.

         Section 9.20. Payments Set Aside. To the extent that Borrower or any other person pays the Indebtedness or any part thereof to Lender, or Lender enforces any of its rights under any Loan Document, and such payment or enforcement or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to Borrower or such other person, its estate, a trustee, receiver, or any other person under any Governmental Requirement, then to the extent of such repayment, the Indebtedness or part thereof originally intended to be satisfied, together with all Loan Documents (including all the terms thereof and all Lender's rights thereunder), notwithstanding any prior termination and/or delivery of the Loan Documents to Borrower (it being agreed that the provisions of this Section shall survive any such termination and/or delivery), shall be revived and continued in effect as if such payment had not been made or such enforcement had not occurred.

         Section 9.21. Disclaimer of Financing. Lender has not made any commitment or agreement, express or implied, to extend the term of the Loan past the Maturity Date or to provide Borrower with any financing except as expressly described in this Agreement.

         Section 9.22. Evidence of Satisfaction. As part of satisfying or performing any condition or obligation under the Loan Documents, Borrower shall deliver to Lender evidence of such satisfaction or performance satisfactory to Lender.

         Section 9.23. Jointly Drafted. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof which arises favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.



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



         Section 9.24. Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. Borrower hereby acknowledges that, except as incorporated in writing in the Loan Documents, there are not, and were not, and no persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

         THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. EACH PARTY HERETO FURTHER ACKNOWLEDGES THAT SUFFICIENT SPACE HAS BEEN PROVIDED HEREIN, AND IN THE OTHER LOAN DOCUMENTS, FOR THE PLACEMENT OF NONSTANDARD TERMS.




               [INTENTIONALLY BLANK--SIGNATURES ON THE NEXT PAGE]





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



         EXECUTED and DELIVERED as of the date first recited.



The Address of Borrower is:                BORROWER:

9432 East Central                          CANDLEWOOD WICHITA NORTHEAST, L.L.C.
Wichita, Kansas  67206                     a Kansas limited liability company


                                           By:   /s/Warren D. Fix
                                                 -------------------------------
                                           Name:    Warren D. Fix
                                           Title: Executive Vice President



The Address of Lender is:                  LENDER:

NationsBank of Texas, N.A.                 NATIONSBANK OF TEXAS, N.A.
901 Main Street, 51st Floor                a national banking association
Dallas, Texas  75202
Attn:  Real Estate Loan Administration

                                           By:   /s/Julie Wallis
                                                --------------------------------
                                                    Julie Wallis,
                                                   Vice President


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